                                                                   EXHIBIT 99.01

             STATEMENT OF THE COMMISSION REGARDING DISCLOSURE BY ISSUERS
                  OF INTERESTS  IN PUBLICLY OFFERED COMMODITY POOLS
                          SECURITIES AND  EXCHANGE COMMISSION

           Release Nos. 33-6815; 34-26508 [S7-1-89]; 17 CFR Parts 231 AND 241


                                       February 1, 1989

TEXT:

     ACTION: Interpretation and Request for Comment

     SUMMARY: The Securities and Exchange Commission ("Commission") is publishing this release and request for comments regarding disclosure by issuers of interests in publicly offered commodity pools simultaneously with an interpretive statement and request for comments by the Commodity Futures Trading Commission ("CFTC"). In this statement, the Commission, to the extent applicable, incorporates by reference the views expressed by the CFTC in its interpretive statement, and reminds issuers of interests in publicly offered pools of their disclosure obligations under the federal securities laws. In addition, the Commission is requesting comment on several matters related to the presentation of prior performance by commodity pool operators and commodity trading advisors, and the presentation of fees, commissions and expenses to be incurred by the typical professionally managed commodity pool. The companion statements reflect a continuing effort on behalf of the CFTC and the Commission to maintain consistent coordinated requirements for publicly offered commodity pools.

     DATE: Comments should be received on or before [60 days after publication in FR]

     ADDRESS: Comments should be submitted in triplicate to Jonathan G. Katz, Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Comment letters should refer to File No. S7-1-89. All comment letters will be available for public inspection and copying in the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

     FOR FURTHER INFORMATION CONTACT: John C. Roycroft, Assistant Director, or Daniel W. Rumsey, Attorney, at (202) 272-7628, Division of Corporation Finance, Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549


     SUPPLEMENTARY INFORMATION: The Commission today is reminding issuers of interests in publicly offered commodity pools registered under the Securities Act of 1933 ("Securities Act") n1 or the Securities Exchange Act of 1934 ("Exchange Act") n2 of their disclosure obligations under those Acts. In connection herewith, and to the extent applicable, the Commission incorporates by reference the views expressed by the CFTC regarding the disclosure requirements under the Commodity Exchange Act ("CEA") n3 and CFTC regulations. n4 The CFTC's views are set forth in an interpretive statement and request for comments being published simultaneously herewith.

     n1 15 U.S.C. @ 77a et seq.

     n2 15 U.S.C. @ 78a et seq.

     n3 7 U.S.C. @ 1 et seq.

     n4 E.g., 17 CFR Part 4.

     The views expressed in this interpretive statement should be considered in connection with a registrant's obligation to disclose, in registration statements and other filings with the Commission, material information to investors that is necessary to make the required disclosure not misleading. n5 In addition, the Commission is requesting comment on several matters related to the presentation of prior performance by commodity pool operators and commodity trading advisors, and the presentation of fees, commissions and expenses to be incurred by the typical professionally managed commodity pool.

     n5 See Securities Act Section 17(a), 15 U.S.C. @ 77q(a); Securities Act Rule 408, 17 CFR @ 230.408; Exchange Act Section 10(b), 15 U.S.C. @ 78j(b); Exchange Act Rule 10b-5, 17 CFR @ 240.10b-5; Exchange Act Rule 12b-20, 17 CFR @ 240.12b-20. See also Basic Inc. v. Levinson, 108 S. Ct. 978 (1988).

     Registrants also are reminded of their obligation to present information in a clear, concise and understandable manner. Securities Act Rule 421(b), 17 CFR @ 230.421(b). Cf. Gould v. American-Hawaiian Steamship Co., 535 F. 2d 761 (3d Cir. 1976); Kohn v. American Metal Climax, Inc., 322 F. Supp. 1331 (E.D. Pa.
1970).

     I.  BACKGROUND

     Issuers of interests in commodity pools must comply with applicable registration, disclosure, antifraud and other requirements of the federal securities laws. n6 In view of the CFTC's jurisdiction over commodity interest trading, commodity pool offerings also must comply with the regulations promulgated by the CFTC regarding commodity pool operators and commodity trading advisors and their associated persons as particularly set forth in the CFTC's interpretive statement. Accordingly, where interests in a commodity pool are registered with the Commission, the disclosure document provided to investors must comply with the disclosure and other requirements of both the federal commodity and securities laws. n7

     n6 See Securities Act Section 2(1), 15 U.S.C. @ 77b(1); Exchange Act
Section 3(a)(10), 15 U.S.C. @ 78c(a)(10).

     n7 See, e.g., Securities Act Section 10(a)(3), 15 U.S.C. 77j(a)(3), which specifies the information required to be in a prospectus used in connection with a registered offering of securities.

     The Commission's staff has historically referred to the CFTC's requirements as a starting place in formulating its own disclosure standards applicable to offerings of commodity pools registered with the Commission. The companion statements reflect a continuing effort on behalf of the CFTC and the Commission to maintain consistent coordinated requirements for publicly offered commodity pools. Registrants should nevertheless independently review their disclosure responsibilities and potential liabilities under both the federal commodity and securities laws in the offer and sale of these securities.

     Certain recently published studies suggest that the actual performance of publicly held commodity pools was significantly lower than the performance disclosed in the prior performance tables included in commodity pool disclosure documents. n8 While the findings and issues raised in these studies are currently being reviewed by the staff of the CFTC, the Commission believes that it should provide guidance to issuers of publicly offered commodity pools at this time. Although the positions expressed in this release and the CFTC's interpretive statement currently reflect the respective agencies' views regarding appropriate disclosure in commodity pool disclosure documents, the Commission is interested in receiving views on the interpretive positions expressed in those statements. Commentators may wish to make the same submission to both agencies. The Commission expects to consult with the CFTC concerning the comments received in response to their respective statements with a view towards determining whether further action is necessary or appropriate.

     n8 See Elton, Gruber & Rentzler, New Public Offerings, Information and Investor Rationality: The Case of Publicly Offered Funds, 62 J. Bus. 1-15 (January, 1989). The authors hypothesized that the findings of the study were at least in part due to the following factors: 1) public commodity pools have larger transaction costs and management fees than private commodity accounts; 2) only trading advisers with recent successful track records are likely to go public; and 3) trading advisers can select the period of time for disclosing their prior performance, resulting in an upward bias in performance results. See also Edwards & Ma, Commodity Pool Performance: Is the Information Contained in Pool Prospectuses Useful? Working Paper Series No. 16, Center for the Study of Futures Markets, Columbia Business School (January, 1988).

     II.  DISCLOSURE OF PRIOR PERFORMANCE TABLES

     Section 4.21 of the CFTC's regulations requires that the disclosure document provided to prospective investors include, among other things, information with respect to the actual performance of previously operated commodity pools and trading accounts of the commodity pool operator, the commodity trading advisor, and their respective principals (the "performance history"). n9 In this connection, the CFTC's rules require that the disclosure document include performance history for at least the lesser of three years or the life of the commodity pool or trading account. n10 Beyond the required three years, registrants have discretion, subject to the risk of liability under the antifraud provisions of the federal commodity n11 and securities laws, n12 to present performance history for any additional time periods. Where performance history is provided in excess of three years, however, the additional performance data should not be selected in such a way so as to misrepresent the overall performance history of the commodity pool operator or commodity trading advisor. Thus, where performance history for periods greater than the required three years is presented, the additional performance history should not differ materially from the commodity pool operator's or commodity trading advisor's overall historical performance. n13

      n9 CFTC Regulation @ 4.21, 17 CFR @ 4.21.

     n10 CFTC Regulation @@ 4.21(a)(4) and (a)(5), 17 CFR @@ 4.21(a)(4), (a)(5).


     n11 Section 4o of the Commodity Exchange Act, 7 U.S.C. @ 6o.

     n12 See, e.g., Securities Act Section 17(a), 15 U.S.C. @ 77q(a); Exchange Act Section 10(b), 15 U.S.C. @ 78j(b), and Exchange Act Rule 10b-5, 17 CFR @ 240.10b-5.

     n13 Registrants should be prepared to provide the Commission or its staff with information concerning the presentation of additional performance history. See Securities Act Rule 418, 17 CFR @ 230.418.

     Comment is requested as to whether the presentation of prior performance data beyond the required three years is useful to investors in making their investment decision. If so, further comment is requested as to whether registrants should be required to present the entire performance history of the commodity pool operator and commodity trading advisor, or alternatively, whether registrants should be required to present performance history for some period greater than three years, such as five, seven or ten years where such performance data is available. n14 In addressing these issues, commentators should discuss specifically those factors that would cause a presentation covering more than three years to be useful or relevant to an investment decision in the currently offered commodity pool. The Commission also requests comment as to whether any presentation of prior performance is useful to investors in view of the general nonpredictability of trading results.

     n14 The Commission notes that the CFTC currently requires that registrants maintain all commodity pool and trading account records for at least five years. CFTC Regulation @@ 4.23 and 1.31, 17 CFR @@ 4.23 and 1.31.

     The CFTC's regulations require that the prior performance of the commodity pool operator and trading advisor be presented on at least a quarterly basis. n15 In the Commission's view, performance disclosure on a monthly basis is generally more appropriate, particularly when such monthly performance is volatile. Moreover, to facilitate investor review and analysis of the prior performance presentations, a registrant, to the extent practicable, should present the prior performance tables for the commodity pool operator and the commodity trading advisor on a consistent periodic basis.

     n15 CFTC Regulation @@ 4.21(a)(4)(ii) and (5)(ii), 17 CFR @@ 4.21(a)(4)(ii)
and (5)(ii).

     The CFTC's regulations permit prior performance disclosure on an individual or composite basis. n16 Where a composite presentation is elected, separately captioned composites of previously traded public pools of the commodity pool operator and commodity trading advisor may be necessary to prevent the prospectus from being misleading, where the differences between the prior public pools' and private accounts' performance are material and are not otherwise clearly and concisely disclosed and explained in the text. Comment is requested as to whether there should be a separate presentation of prior public pools of the commodity pool operator and commodity trading advisor under all circumstances or whether an explanation of such differences in the text would be sufficient.

     n16 CFTC Regulation @@ 4.21(a)(4)(iv) and (5)(iii), 17 CFR @@ 4.21(a)(4)(iv) and (5)(iii).

     To enable an investor to evaluate prior performance presentations, the prior performance tables should be accompanied by appropriate textual disclosure regarding any material differences in investment objectives or structures between the commodity pools or trading accounts displayed in the prior performance tables and the commodity pool being registered. For example, specific disclosure should be considered where the margin-to-equity ratio of historical commodity pools or trading accounts is materially different from the margin-to-equity ratio permitted in the currently offered commodity pool, or where there are material differences in money management strategies.
Similarly, to the extent an investor's understanding of the performance history would be enhanced by an explanation of significant factors that may have contributed to a materially favorable or unfavorable result during any quarterly or monthly measuring period, registrants should consider appropriate narrative disclosure. Such discussion could address, by way of example, the extent to which such prior performance was attributable to: 1) a particular successful or unsuccessful position or series of positions in one or a limited number of commodities, or was broadly based; 2) the movements of the commodity markets generally as measured by a broad based commonly used industry index; or 3) any material change in investment strategy or objectives. Commentators are requested to discuss any other factors that may be relevant to an understanding of the information contained in the prior performance tables.

     III.  DISCLOSURE OF FEES, COMMISSION AND EXPENSES

      Consistent with the Commission's view, the practice is to supplement the prior performance disclosure for publicly offered commodity pools with a pro forma presentation of the performance history reflecting the brokerage commissions, incentive and management fees that would have been incurred if the commodity pools and trading accounts presented in the prior performance tables were subject to the same fees, and expenses as the commodity pool being registered instead of those fees and expenses actually paid by the commodity pools and trading accounts presented.
 When included, the pro forma presentation should disclose the actual and pro forma net return achieved by the commodity pool operator and commodity trading advisor for the last three years. Comment is requested as to whether this presentation and any other pro forma presentation based on the actual prior results may cause investors to place undue reliance on prior performance results as an accurate indicator of future performance.

     Registrants also should include, in addition to a narrative description, a tabular presentation located in the forepart of the prospectus that details the brokerage commissions, incentive, management and transactional fees, as well as any other expenses attributable to the commodity pool that will be paid directly or indirectly by investors. n17 If any affiliate of the commodity pool operator will receive compensation in connection with the operation of the commodity pool, such affiliation and the amount of compensation should be clearly disclosed.

     n17 See also Regulation S-K, Item 501, 17 CFR @ 229.501, which requires the disclosure of the net proceeds to the issuer after deducting selling commissions; and Instruction 5 thereto, which requires footnote disclosure regarding other expenses of issuance and distribution, including organizational costs. 17 CFR @ 229.501, Instruction 5.

     In order to facilitate analysis of the fees, brokerage commissions and other expenses to be charged to the commodity pool, registrants should consider additional disclosure regarding how much each unit's net asset value would have to increase in the first year, for the redemption value per unit, net of expenses attributable to the commodity pool, to equal the purchase price paid by investors for such unit, as well as a calculation of the redemption value per unit estimated prior to the commencement of operations. Comments are requested as to whether alternative disclosures would better enable prospective investors to assess the impact on their investment of the expenses to be charged to the commodity pool.

     IV.  CONCLUSION

     While this release and the interpretive statement published simultaneously herewith by the CFTC represent the views of the respective agencies as to the preparation and disclosure of material information concerning commodity pools, nothing in the statements should be construed to alleviate the requirement of registrants to comply with all applicable disclosure requirements under the Securities Act, the Exchange Act, and the CEA. n18 Attention also is directed to the antifraud provisions under both the Securities Act and the Exchange Act, which apply not only to statements made in filings with the Commission, but also to those made outside Commission filings. n19 Registrants also are reminded of the disclosure obligations promulgated by the CFTC.

     n18 Registrants are specifically reminded of their obligation to include, in annual and quarterly reports filed under the Exchange Act, an analysis of the financial condition and results of operation for the commodity pool. See Item 303 of Regulation S-K, 17 CFR @ 229.303.

     n19 See supra note 12.

     List of Subjects in Parts 231 and 241

     Reporting and Record Keeping Requirements, Securities.

     Parts 231 and 241 of Title 17, Chapter II of the Code of Federal Regulations are amended by adding this Release No. 33-6815, and 34-26508 (February 1, 1989) to the list of interpretive releases By the Commission.